UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

MCG Capital Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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April 5, 2007

Dear Stockholder:

You are cordially invited to attend the 2007 annual meeting of stockholders to be held on Wednesday, May 9, 2007 at 2:00 p.m., Eastern Time, at the Hyatt Arlington, 1325 Wilson Boulevard, Arlington, VA.

The notice of annual meeting and proxy statement accompanying this letter provide an outline of the business to be conducted at the meeting. I will also report on the progress of the Company during the past year and answer stockholders’ questions.

It is important that your shares be represented at the annual meeting. If you are unable to attend the meeting in person, I urge you to vote your shares by completing, dating and signing the enclosed proxy card and promptly return it in the envelope provided or by voting your shares by telephone or through the internet. Your vote is important.

Sincerely yours,

Steven F. Tunney

President & Chief Executive Officer

MCG CAPITAL CORPORATION

1100 Wilson Boulevard, Suite 3000

Arlington, Virginia 22209

(703) 247-7500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 9, 2007

To the stockholders of MCG Capital Corporation:

The 2007 annual meeting of stockholders of MCG Capital Corporation (the “Company”) will be held at the Hyatt Arlington, 1325 Wilson Boulevard, Arlington, VA on Wednesday, May 9, 2007, at 2:00 p.m. (Eastern Time) for the following purposes:

1.	To elect three directors of the Company who will serve for three years, or until their successors are elected and qualified;

2.	To ratify the selection of the independent registered public accounting firm of Ernst & Young LLP to serve as independent auditors for the Company for the fiscal year ending December 31, 2007; and

3.	To transact such other business as may properly come before the meeting.

You have the right to receive notice of and to vote at the meeting if you were a stockholder of record at the close of business on March 12, 2007. Whether or not you expect to be present in person at the meeting, please sign the enclosed proxy and return it promptly in the self-addressed envelope provided or register your vote by telephone or through the internet. Instructions are shown on the proxy card. In the event there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the annual meeting, the annual meeting may be adjourned in order to permit further solicitation of the proxies by the Company.

By order of the board of directors,

Samuel G. Rubenstein

Corporate Secretary

Arlington, Virginia

April 5, 2007

This is an important meeting. To ensure proper representation at the meeting, please complete, sign, date and return the proxy card in the enclosed, self-addressed envelope or vote your shares by telephone or through the internet. Even if you vote your shares prior to the meeting, you still may attend the meeting and vote your shares in person.

MCG CAPITAL CORPORATION

1100 Wilson Boulevard, Suite 3000

Arlington, Virginia 22209

(703) 247-7500

PROXY STATEMENT

2007 Annual Meeting of Stockholders

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of MCG Capital Corporation (the “Company”, “we”, “us” or “our”) for use at our 2007 annual meeting of stockholders to be held on Wednesday, May 9, 2007, at 2:00 p.m. at the Hyatt Arlington, 1325 Wilson Boulevard, Arlington VA and at any adjournments thereof. This proxy statement, the accompanying proxy card and our annual report for the fiscal year ended December 31, 2006 are first being sent to stockholders on or about April 5, 2007.

We encourage you to vote your shares, either by voting in person at the meeting or by granting a proxy (i.e., authorizing someone to vote your shares). If you properly sign and date the accompanying proxy card or otherwise provide voting instructions, either via the internet or the telephone, and we receive it in time for the meeting, the persons named as proxies will vote the shares registered directly in your name in the manner that you specified. If you give no instructions on the proxy card, the shares covered by the proxy card will be voted FOR the election of the nominees as directors and FOR the other matters listed in the accompanying Notice of Annual Meeting of Stockholders.

If you are a stockholder of record, meaning that you hold shares directly in your name, you may revoke a proxy at any time before it is exercised by notifying the proxy tabulator in writing, by submitting a properly executed, later-dated proxy, or by voting in person at the meeting. Any stockholder of record attending the meeting may vote in person whether or not he or she has previously voted his or her shares. If your shares are held for your account by a broker, bank or other institution or nominee, which we refer to as broker shares, you may vote such shares at the meeting only if you obtain proper written authority from your institution or nominee and present it at the meeting.

Stockholders of record may also vote either via the internet or by telephone. Specific instructions to be followed by stockholders of record interested in voting via the internet or the telephone are shown on the enclosed proxy card. The internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

Purpose of Meeting

At the meeting, you will be asked to vote on the following proposals:

1.	To elect three directors of the Company who will serve for three years, or until their successors are elected and qualified;

2.	To ratify the selection of the independent registered public accounting firm of Ernst & Young LLP to serve as independent auditors for us for the fiscal year ending December 31, 2007; and

3.	To transact such other business as may properly come before the meeting.

Voting Securities

You may vote your shares at the meeting only if you were a stockholder of record at the close of business on March 12, 2007, which we refer to as the record date. On March 12, 2007, there were 59,477,708 shares of our common stock outstanding. Each share of the common stock is entitled to one vote.

If a majority of the shares entitled to vote are present at the meeting, then a quorum has been reached, and the meeting can commence. A share is present for quorum purposes if it is represented in person or by proxy for any purpose at the meeting. Abstentions and broker shares that are voted on any matter at the meeting are included in determining the presence of a quorum for the transaction of business at the commencement of the meeting and on those matters for which the broker, nominee or fiduciary has authority to vote. If a quorum is not present at the meeting, or if a quorum is present but there are not enough votes to approve any of the proposals, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of the shares represented at the meeting in person or by proxy. The persons named as proxies will vote those proxies for such adjournment, unless marked to be voted against any proposal for which an adjournment is sought, to permit further solicitation of proxies. A stockholder vote may be taken on one or more of the proposals in this proxy statement prior to any such adjournment if there are sufficient votes for approval on such proposal(s).

The election of directors requires the vote of a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote at the meeting. Stockholders may not cumulate their votes. If you vote “withhold authority” with respect to one or more nominees, your shares will not be voted with respect to the person or persons indicated. Because directors are elected by a plurality of the votes, an abstention will have no effect on the outcome of the vote and, therefore, is not offered as a voting option for this proposal.

The ratification of our independent auditors requires the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote at the meeting. Therefore, an abstention from voting on this proposal will have the effect of a negative vote with respect to such proposal. Broker shares will be treated as not present and not entitled to vote with respect to this proposal and will, therefore, reduce the absolute number (but not the percentage) of the affirmative votes required for approval of each proposal.

Information Regarding This Solicitation

We will bear the expense of the solicitation of proxies for the meeting, including the cost of preparing, printing and mailing this proxy statement, the accompanying Notice of Annual Meeting of Stockholders, and proxy card. We have requested that brokers, nominees, fiduciaries and other persons holding shares in their names, or in the name of their nominees, which are beneficially owned by others, forward the proxy materials to, and obtain proxies from, such beneficial owners. We will reimburse such persons for their reasonable expenses in so doing.

In addition to the solicitation of proxies by mail, proxies may be solicited in person and by telephone or facsimile transmission by our directors, officers or regular employees (without special compensation therefor). Any proxy given pursuant to this solicitation may be revoked by notice from the person giving the proxy at any time before it is exercised. Any such notice of revocation should be provided in writing signed by the shareholder in the same manner as the proxy being revoked and delivered to our proxy tabulator, Automatic Data Processing, Inc.

PROPOSAL I: ELECTION OF DIRECTORS

Our restated certificate of incorporation provides that our board of directors will be no less than five directors and no greater than eleven directors. Pursuant to our bylaws, the number of directors is currently set at eight. Directors are elected for a staggered term of three years each, with a term of office of only one of the three classes of directors expiring each year. Directors serve until their successors are elected and qualified.

The class III directors, Messrs. Civera and Tunney and Ms. Kelly have been nominated for election for a three-year term expiring in 2010. No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between us and any such person. Each class III director has agreed to serve as a director if elected and has consented to be named as a nominee.

A stockholder can vote for or withhold his or her vote from any or both of the nominees. In the absence of instructions to the contrary, it is the intention of the persons named as proxies to vote such proxy FOR the election of all the nominees named below. If any of the nominees should decline or be unable to serve as a director, it is intended that the proxy will be voted for the election of such person or persons who are nominated as replacements. The board of directors has no reason to believe that any of the persons named will be unable or unwilling to serve.

Information about the Nominees and Directors

Certain information, as of March 30, 2007, with respect to each of the three nominees for election at the meeting, as well as each of the current directors, is set forth below, including their names, ages, a brief description of their recent business experience, including present occupations and employment, certain directorships that each nominee and current director holds, and the year in which each nominee and current director became a director of the Company.

Certain of our directors who are also officers of the Company may serve as directors of, or on the boards of managers of, certain of our portfolio companies. The business address of each nominee and director listed below is 1100 Wilson Boulevard, Suite 3000, Arlington, VA 22209.

Nominees for Directors

Interested Director

Mr. Tunney is an interested person as defined in the Investment Company Act of 1940, or the 1940 Act, due to his position as an officer of the Company.

Name and Year First Elected Director	Age	Background Information
Steven F. Tunney (1999)	46	Mr. Tunney has served as our President since May 2001, and as our Chief Executive Officer since August 2006. Prior to becoming our Chief Executive Officer, he served as our Chief Operating Officer from 1998 to August 2006. Prior to becoming our President, he served as our Chief Financial Officer and Secretary from 1998 to 2000 and our Treasurer from 1998 to 2002. From 1997 to 1998, Mr. Tunney was employed at First Union National Bank, which acquired Signet Bank in 1997. From 1996 to 1997, Mr. Tunney was employed at Signet Bank where he served as a vice president.

Independent Directors

Mr. Civera and Ms. Kelly are considered independent for purposes of the 1940 Act.

Name and Year First Elected Director	Age	Background Information
Edward S. Civera (2005)	56	Edward S. Civera is a business executive with over 30 years of experience in operations, accounting and finance. He is currently the Chairman of the board of directors of HealthExtras, Inc., a pharmacy benefit management company, a member of the board of directors of MedStar Health, a non-profit healthcare organization, a member of the board of directors of The Mills Corporation, a developer, owner and manager of a portfolio of retail destinations and a member of the board of directors of Washington Real Estate Investment Trust, an equity real estate investment trust. From 1997 to 2001, Mr. Civera was the Chief Operating Officer and Co-Chief Executive Officer of United Payors & United Providers, Inc. Prior to that, Mr. Civera spent 25 years with Coopers & Lybrand (now PricewaterhouseCoopers LLP), the last 15 years as both a partner and managing partner focused on financial advisory and auditing services.

Kim D. Kelly (2004)	50	Ms. Kelly serves on the board of directors of Arroyo Video Solutions, Inc., a software company serving video service providers, where she served as the President and Chief Executive Officer from July 2004 until March 2005. From 1990 to 2003, Ms. Kelly was employed by Insight Communications Company, Inc., where she was President from August 2002 to 2003, Chief Operating Officer from January 1998 to 2003 and Executive Vice President and Chief Operating Officer from 1990 to January 2002. From August 2002 to 2003, she also served as Chief Executive Officer of Insight Midwest, L.P. Ms. Kelly also serves as a director of Bank of New York Hamilton Funds.

Current Directors

Interested Directors

Messrs. Merrick and Saville are interested persons as defined in the 1940 Act due to their position as officers of the Company.

Name and Year First Elected Director	Age	Background Information
Robert J. Merrick (1998)	62	Mr. Merrick has served as our Chief Investment Officer since August 2006 and as one of our Executive Vice Presidents since 1998. Mr. Merrick was our Chief Credit Officer from 1998 to August 2006. Mr. Merrick was employed at Signet Bank where he served as Executive Vice President and Chief Credit Officer from 1985 to 1997. Mr. Merrick serves on the board of directors of Bank of Richmond. Mr. Merrick’s term as a director will expire in 2008.

B. Hagen Saville (2006)	45	Mr. Saville has served as our Executive Vice President of Business Development since 1998. From 1997 to 1998, Mr. Saville was employed at First Union National Bank, which acquired Signet Bank in 1997. From 1994 to 1997, Mr. Saville was employed at Signet Bank where he served as Vice President. Mr. Saville’s term as a director will expire in 2009.

Independent Directors

The following directors are considered independent for purposes of the 1940 Act.

Name and Year First Elected Director	Age	Background Information
Jeffrey M. Bucher (2001)	74	Mr. Bucher has been Chairman of our board since March 2007. Since 2001, Mr. Bucher has been employed at Kozusko Harris Vetter Wareh, LLP, a law firm, where he is of counsel. From 1999 to 2000, Mr. Bucher was employed at Lillick & Charles, LLP (currently Nixon Peabody LLP), a law firm where he was a partner. From 1993 to 1999, Mr. Bucher was employed at Bryan Cave, LLP, a law firm, where he was of counsel. From 1972 to 1976, Mr. Bucher served as a Member of the Board of Governors of the Federal Reserve System. Mr. Bucher also serves as a director of the Mizuho Corporate Bank of California and as a director and president of The Vasek and Anna Mana Polak Charitable Foundation, Inc. Mr. Bucher’s term as a director will expire in 2009.

Name and Year First Elected Director	Age	Background Information
Kenneth J. O’Keefe (2001)	52	Mr. O’Keefe served as the Chairman of our board from February 2005 to March 2007. He currently is a Managing Director of Vestar Capital Partners, a private equity firm. From July 2003 until 2006, he was Chief Executive Officer of NewVen Partners, LLC, a private investment firm, which he founded. Prior to July 2003, Mr. O’Keefe held executive positions with several large media companies over an 18 year career, including Pyramid Communications, Inc. where he served as Executive Vice President, Chief Financial Officer and Board Member, Evergreen Media Corporation as Executive Vice President of Operations and Board Member, Chancellor Media Corporation as Executive Vice President of Operations, AMFM, Inc. as Chief Executive Officer, President and Chief Operating Officer, Clear Channel Communications, Inc. as President and Chief Operating Officer of its radio division and Infinity Broadcasting as Executive Vice President. Mr. O’Keefe’s term as a director will expire in 2009.

Wallace B. Millner, III (1998)	67	Mr. Millner served as the Chairman of our board from November 2002 to February 2005 and from 1998 through May 2001. From 1973 to 1997, Mr. Millner served in various executive positions at Signet Banking Corporation, a bank holding company, including Vice Chairman, and Chief Financial Officer. Mr. Millner’s term as a director will expire in 2008.

Director Compensation

The following table sets forth compensation that we paid during the year ended December 31, 2006, to our directors. Our directors are divided into two groups—interested directors and independent directors. Interested directors are “interested persons” as defined in Section 2(a)(19) of the 1940 Act.

Name	Fees Earned or Paid in Cash	Stock Awards(1)		All Other Compensation(2)	Total
Interested Directors
Steven F. Tunney(3)	N/A	N/A		N/A	N/A
Robert J. Merrick(3)	N/A	N/A		N/A	N/A
B. Hagen Saville(3)	N/A	N/A		N/A	N/A
Bryan J. Mitchell(3)(4)	N/A	N/A		N/A	N/A
Independent Directors
Kenneth J. O’Keefe	$125,000	$141,750	(5)	$—	$266,750
Wallace B. Millner, III	$125,000	$94,500	(6)	$—	$219,500
Kim D. Kelly	$125,000	$47,250	(7)	$—	$172,250
Jeffrey M. Bucher	$125,000	$141,750	(5)	$—	$266,750
Edward S. Civera	$125,000	$47,250	(7)	$—	$172,250

(1)

The value of the restricted stock awards has been calculated in accordance with FAS 123R based on the closing price of our common stock as reported on the Nasdaq Global Select Market on the date of grant, which was $18.90 per share. See Note 9 to our Consolidated Financial Statements for the year ended December 31, 2006.
(2)	Directors do not receive any perquisites or other personal benefits from us.
(3)	Employee directors are not compensated for their services on our board of directors. See “Summary Compensation Table” for information on the total compensation, including awards of restricted stock, of Messrs. Tunney, Merrick, Saville and Mitchell for the year ended December 31, 2006.
(4)	Mr. Mitchell resigned from his position as chief executive officer and director on August 24, 2006.
(5)	Each non-employee director elected at the 2006 annual meeting of stockholders was granted 7,500 shares of restricted stock, for which forfeiture provisions will lapse as to one-third of such grant for each of the three years of such director’s term, provided such director is a member of the board on the date on which the forfeiture provisions lapse.
(6)	Each non-employee director whose term expires in 2008 was granted his pro rata share of a 7,500 share grant, or 5,000 shares, of restricted stock, for which forfeiture provisions will lapse as to one-half of such grant for each of the remaining two years of such director’s term, provided such director is a member of the board on the date on which the forfeiture provisions lapse.
(7)	Each non-employee director whose term expires in 2007 was granted his or her pro rata share of a 7,500 share grant, or 2,500 shares, of restricted stock, for which forfeiture provisions will lapse as to the entire grant upon completion of the remaining year of such director’s term, provided such director is a member of the board on the date on which the forfeiture provisions lapse.

Director Fees

Each non-employee director receives an annual retainer of $25,000. In addition, members of the audit committee each receive an annual fee of $25,000, members of the investment committee each receive an annual fee of $25,000, members of the valuation committee each receive an annual fee of $25,000, members of the compensation committee each receive an annual fee of $25,000, and the chairman of our board of directors receives an annual fee of $25,000. In addition, for the year ended December 31, 2006, directors serving on the special committee received a fee of $25,000. Directors who are our employees do not receive additional compensation for service as a member of our board of directors.

2006 Non-Employee Director Restricted Stock Plan

On June 12, 2006, our stockholders adopted the MCG Capital Corporation 2006 Non-Employee Director Restricted Stock Plan, which we refer to as the 2006 director plan. Under the 2006 director plan, non-employee directors will each receive a grant of 7,500 shares of restricted stock, or awards, at the beginning of each three-year term of service on our board of directors. Forfeiture provisions will lapse as to one-third of shares granted each year over the three-year term. The SEC has granted an order authorizing us to issue restricted shares of our common stock to our non-employee directors. Grants of awards under the 2006 director plan will be automatic and may not be changed without further approval from the Securities and Exchange Commission, or SEC.

The total number of shares of common stock that may be subject to the granting of awards under the 2006 director plan is 100,000 shares, plus the number of shares with respect to which awards previously granted thereunder are forfeited or cancelled or terminated. The board of directors is authorized to adjust the limitations described in the preceding paragraph and outstanding awards in the event of a dividend or other distribution payable in shares of common stock, division, combination or reclassification of any of the shares of our common stock. In addition, the total number of shares that may be outstanding as restricted shares under all of our compensation plans may not exceed 10% of the total number of our shares of common stock authorized and outstanding at any time.

The persons eligible to receive awards under the 2006 director plan are the members of our board of directors who are not also our employees. The 2006 director plan is to be administered by the compensation committee of our board of directors, which is comprised solely of directors who are considered independent under the rules promulgated by the Nasdaq Stock Market and are not “interested persons” of the Company, as defined in Section 2(a)(19) of the 1940 Act. Subject to the terms of the 2006 director plan, the compensation committee is authorized to make all determinations that may be necessary or advisable for the administration of the 2006 director plan.

The compensation committee is authorized to grant restricted stock awards. A grant of restricted stock is a grant of shares of our common stock that, at the time of issuance, is subject to certain forfeiture provisions, and thus is restricted as to transferability until such forfeiture restrictions have lapsed. The restrictions on the restricted stock issued pursuant to the 2006 director plan relate to continued service on our board of directors and lapse on an annual basis.

The restricted stock will be subject to restrictions on transferability and other restrictions as required by the compensation committee from time to time. Except to the extent restricted under the terms of the 2006 director plan, a participant granted an award will have all the rights of any other stockholder, including the right to vote the restricted stock and the right to receive dividends. During the restriction period prior to the lapse of applicable forfeiture provisions, the restricted stock generally may not be sold, transferred, pledged, hypothecated, margined, or otherwise encumbered by the plan participant. Except as the board of directors or the compensation committee otherwise determines, upon termination of a participant’s service on the board of directors during the applicable restriction period, restricted stock for which forfeiture provisions have not lapsed at the time of such termination shall be forfeited.

Pursuant to the conditions of the order granted by the SEC, awards under the 2006 director plan will be subject to certain limitations. The board of directors may modify, revise or terminate the 2006 director plan at any time and from time to time, subject to the terms of (a) the order, (b) our restated certificate of incorporation and amended and restated bylaws, and (c) applicable law. The board of directors will seek stockholder approval of any action modifying a provision of the 2006 director plan when it is determined that such stockholder approval is appropriate under the provisions of applicable law, our certificate of incorporation or bylaws, or the order. The 2006 director plan will terminate when all shares of our common stock reserved for issuance thereunder have been issued and the forfeiture provisions on all restricted stock awards have lapsed, or by action of the board of directors.

Corporate Governance

Director Independence

In accordance with rules of the Nasdaq Stock Market, our board of directors annually determines each director’s independence. We do not consider a director independent unless the board of directors has determined that he or she has no material relationship with us. We monitor the relationships of our directors and officers through the activities of our nominating and corporate governance committee and through a questionnaire each director completes no less frequently than annually and updates periodically as information provided in the most recent questionnaire changes.

In order to evaluate the materiality of any such relationship, the board of directors uses the definition of director independence set forth in the rules promulgated by the Nasdaq Stock Market. Rule 4200(a)(15)(G) provides that a director of a business development company, or BDC, shall be considered to be independent if he or she is not an “interested person” of the Company, as defined in Section 2(a)(19) of the 1940 Act.

The board of directors has determined that each of the directors is independent and has no relationship with us, except as a director and stockholder, with the exception of Steven F. Tunney, Robert J. Merrick, and B. Hagen Saville, who are interested persons due to their positions as officers of the Company.

Meetings of the Board of Directors and Committees

During 2006, our board of directors held 10 board meetings and also acted by written consent. Our board of directors has established an audit committee, a compensation committee, an investment committee, a nominating and corporate governance committee and a valuation committee. The audit committee, compensation committee and nominating and corporate governance committee each operate pursuant to a charter, each of which is available on our website at www.mcgcapital.com and is also available in print to any stockholder who requests a copy. In addition, during 2006, the independent members of our board of directors formed a special committee to conduct a review of the timeliness of certain loan payments and tax withholding reimbursements involving six of our current and former executive officers. The special committee met six times during 2006. All directors attended at least 75% of the aggregate number of meetings of the board and of the respective committees on which they served. We require each director to make a diligent effort to attend all board and committee meetings, as well as each annual meeting of stockholders. All of the members of our board of directors were present at our 2006 annual meeting of stockholders.

We have designated Jeffrey M. Bucher as the presiding director to preside at all executive sessions of non-management directors. Executive sessions of non-management directors are held at least quarterly. Stockholders may communicate with Mr. Bucher by writing to: Board of Directors, MCG Capital Corporation, 1100 Wilson Boulevard, Suite 3000, Arlington, VA 22209.

Audit Committee

The audit committee selects our independent auditors, reviews with such independent auditors the planning, scope and results of their audit of our financial statements and the fees for services performed, reviews with the independent auditors the adequacy of internal control systems, reviews our annual financial statements and reviews our audit reports and financial statements. The audit committee currently consists of Messrs. Millner and Bucher and Ms. Kelly, all of whom are considered independent under the rules promulgated by the Nasdaq Stock Market and are not “interested persons” of MCG Capital, as defined in Section 2(a)(19) of the 1940 Act. Our board of directors has determined that Mr. Millner is an “audit committee financial expert” as defined under Item 407 of Regulation S-K of the Securities and Exchange Act of 1934, which we refer to as the Exchange Act. Mr. Millner meets the current independence requirements of Rule 10A-3 of the Exchange Act, and, in addition, is not an “interested person” of MCG Capital, as defined in Section 2(a)(19) of the 1940 Act. The audit committee met 11 times during 2006.

Compensation Committee

The compensation committee determines the compensation for our executive officers based upon recommendations from management and administers our restricted stock arrangements with our officers and employees. The compensation committee currently consists of Ms. Kelly and Messrs. Bucher, Civera, Millner and O’Keefe, all of whom are considered independent under the rules promulgated by the Nasdaq Stock Market and are not “interested persons” of MCG Capital, as defined in Section 2(a)(19) of the 1940 Act. The compensation committee met 10 times during 2006 and acted by written consent.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee nominates candidates for the board of directors to consider for election as directors. The nominating and corporate governance committee will consider qualified director nominees recommended by stockholders when such recommendations are submitted in accordance with our bylaws and any other applicable law, rule or regulation regarding director nominations. Stockholders may submit candidates for nomination for our board of directors by writing to: Board of Directors, MCG Capital Corporation, 1100 Wilson Boulevard, Suite 3000, Arlington, VA 22209. When submitting a nomination to us for consideration, a stockholder must provide certain information about each person whom the stockholder proposes to nominate for election as a director, including: (i) the name, age, business address and residence address of the person; (ii) the principal occupation or employment of the person; (iii) the class or series and number of shares of our capital stock owned beneficially or of record by the person; and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder. Such notice must be accompanied by the proposed nominee’s written consent to be named as a nominee and to serve as a director if elected.

In evaluating director nominees, the nominating and corporate governance committee considers the following factors:

•	the appropriate size and composition of our board of directors;

•	our needs with respect to the particular talents and experience of our directors;

•	the knowledge, skills and experience of nominees in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of our board of directors;

•	the capacity and desire to serve as a member of our board of directors and to represent the balanced, best interests of our stockholders as a whole;

•	experience with accounting rules and practices; and

•	the desire to balance the considerable benefit of continuity with the periodic addition of the fresh perspective provided by new members.

The nominating and corporate governance committee’s goal is to assemble a board of directors that brings us a variety of perspectives and skills derived from high quality business and professional experience.

Other than the foregoing there are no stated minimum criteria for director nominees, although the nominating and corporate governance committee may also consider such other factors as it may deem are in our best interests and those of our stockholders. The nominating and corporate governance committee also believes it appropriate for certain key members of our management to participate as members of the board of directors.

The nominating and corporate governance committee identifies nominees by first evaluating the current members of the board of directors willing to continue in service. Current members of the board of directors with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the board of directors with that of obtaining a new perspective. If any member of the board of directors does not wish to continue in service or if the nominating and corporate governance committee or the board of directors decides not to re-nominate a member for re-election, the nominating and corporate governance committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the nominating and corporate governance committee and board of directors are polled for suggestions as to individuals meeting the criteria of the nominating and corporate governance committee. Research may also be performed to identify qualified individuals. To date, we have not engaged third parties to identify or evaluate or assist in identifying potential nominees although we reserve the right in the future to retain a third party search firm, if necessary.

The nominating and corporate governance committee also engages in succession planning for us, including with respect to the executive management team. Nominations of persons for election to the board of directors by stockholders at the 2007 annual meeting of stockholders must be made pursuant to the advance notice procedures set forth in our bylaws. The current members of the nominating and corporate governance committee are Messrs. Bucher, O’Keefe, Civera and Millner and Ms. Kelly, all of whom are considered independent under the rules promulgated by the Nasdaq Stock Market and are not “interested persons” of MCG Capital, as defined in Section 2(a)(19) of the 1940 Act. The nominating and corporate governance committee met two times during 2006.

Investment Committee

The investment committee must approve certain significant investments as determined, from time to time, by our board of directors and its investment committee. The investment committee currently consists of Messrs. Tunney, Saville, Civera, Merrick and Bucher and Ms. Kelly. The investment committee met 21 times during 2006.

Valuation Committee

The valuation committee establishes guidelines and makes recommendations to our board of directors regarding the valuation of our loans and investments. The current members of the committee are Messrs. Bucher, Millner, Civera and Tunney. The valuation committee met four times during 2006.

Communication with the Board of Directors

Stockholders with questions about MCG Capital are encouraged to contact our Investor Relations department. However, if stockholders feel their questions have not been addressed, they may communicate with our board of directors by sending their communications to: MCG Capital Corporation Board of Directors, c/o Corporate Secretary, 1100 Wilson Boulevard, Suite 3000, Arlington, VA 22209. All stockholder communications received by our corporate secretary in this manner will be delivered to one or more members of the board of directors.

Code of Ethics and Business Conduct

We have adopted a code of business conduct and ethics that applies to directors, officers and employees. The code of business conduct and ethics is available on our website at www.mcgcapital.com. We will report any amendments to or waivers of a required provision of the code of business conduct and ethics on our website or in a Form 8-K.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

INFORMATION ABOUT EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The following information, as of March 30, 2007, pertains to our executive officers who are not directors of MCG. Certain of our executive officers, including Messrs. Saville and Tunney, serve as directors, managers, and/or officers of certain of our subsidiaries and portfolio companies.

Name	Age	Background Information
William B. Ford	43	Mr. Ford has served as one of our Managing Directors since April 2004. He has been a Senior Vice President since August 2006 and was a Vice President from April 2004 until August 2006. From November 1997 until April 2004, Mr. Ford was employed as a managing director at Perseus, LLC, a private equity fund.

Robert S. Grazioli	48	Mr. Grazioli has been our Executive Vice President and Chief Information Officer since September 2006 and our Senior Vice President and Chief Information Officer since May 2006. From November 2002 to May 2006, Mr. Grazioli was a consultant and Global Technology Coordinator for IWBank, and from 1995 to 2002 he was the Global Head of Technology and Chief Information Officer for IMI Bank.

Name	Age	Background Information
Miriam G. Krieger	30	Ms. Krieger has served as our Senior Vice President and Chief Compliance Officer since September 2006. From June 2004 to September 2006 she was a Vice President and Assistant General Counsel. Prior to joining MCG in 2004, Ms. Krieger was an associate at Sutherland Asbill and Brennan LLP, a law firm.

Robert L. Marcotte	48	Mr. Marcotte has served as one of our Managing Directors since 2002. He has been a Senior Vice President since March 2006 and a Vice President from 2002 until March 2006. Prior to joining MCG in 2002, Mr. Marcotte was Chief Financial Officer for Aleron, Inc., a wholesale internet access and network services provider. Formerly, he served as vice president in the corporate finance department of the investment banking division of Goldman Sachs & Co.

Michael R. McDonnell	43	Mr. McDonnell has served as our Chief Operating Officer since August 2006 and as our Executive Vice President, Chief Financial Officer and Treasurer since September 2004. From August 2000 to August 2004, Mr. McDonnell was employed by EchoStar Communications Corporation, where he served as Executive Vice President and Chief Financial Officer from July 2004 to August 2004 and as Senior Vice President and Chief Financial Officer from August 2000 to July 2004. From August 1986 to August 2000, Mr. McDonnell was employed by PricewaterhouseCoopers LLP where he was a partner since 1996. Mr. McDonnell also serves on the board of directors of HealthExtras, Inc., a pharmacy benefit management company.

Samuel G. Rubenstein	45	Mr. Rubenstein has served as our Executive Vice President, General Counsel and Corporate Secretary since 2000. From 1993 to 2000, Mr. Rubenstein was employed at Bryan Cave, LLP, a law firm, where he was a partner since 1996.

Derek R. Thomas	38	Mr. Thomas has been our Executive Vice President, Risk Management and Underwriting since August 2006 and as Director of Sponsorship and Underwriting from November 2001 until August 2006. From March 2006 until August 2006, Mr. Thomas was one of our Senior Vice Presidents, and he was one of our Vice Presidents from November 2001 until March 2006. Mr. Thomas has been employed by us since 1998.

John C. Wellons	35	Mr. Wellons has served as our Chief Accounting Officer since May of 2004, as a Senior Vice President since March 2006 and as a Vice President since July 2002. Mr. Wellons also served as our Director of Financial Accounting from July 2002 to May 2004, and as our Assistant Vice President and Director of Corporate Finance from October 2000 to July 2002. From June 2000 to October 2000, Mr. Wellons served as our Assistant Controller—Financial Accounting. Prior to joining MCG, Mr. Wellons was employed by Ernst & Young LLP from December 1996 to May 2000.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

The objectives of our executive compensation programs are to attract and retain the best possible executive talent, to tie annual and long-term incentive compensation to the achievement of measurable corporate and individual performance objectives, and to align the interests of management with those of shareholders. Our executive compensation program is designed to reward:

•	Superior risk adjusted returns on our investment portfolio

•	Strong corporate governance and business ethics

•	Management team development

•	Diversification of our investment portfolio

•	Strength in income and capital gains to support and grow our dividend

•	Stable and consistent returns to stockholders

2006 represented a year of transition for us, and the compensation committee worked to significantly improve the design and administration of our executive compensation programs in order to more effectively achieve the desired objectives. The committee intends to continue the process of aligning executive compensation and our goals in 2007.

As a business development company, or BDC, we must comply with the requirements of the 1940 Act. The 1940 Act imposes certain limitations on the structure of our compensation programs, including limitations on our ability to issue equity-based compensation to our employees and directors. On April 4, 2006 we received an exemptive order from the SEC permitting us to issue restricted shares of our common stock as part of the compensation packages for certain of our employees and directors. Our stockholders approved our 2006 Employee Restricted Stock Plan and our 2006 Non-employee Restricted Stock Plan in June 2006.

Components of Total Compensation

We compensate our named executive officers, or NEOs, through a combination of base salary, bonus and equity compensation in the form of restricted shares of common stock designed to be competitive with comparable employers and to align management’s incentives with the long-term interests of our stockholders. In allocating among these elements the committee believes that the compensation of our NEOs should be based predominately on company and individual performance.

Base Salary

We believe that the NEOs’ base salaries should be targeted at the median of the range of salaries for executives in similar positions and with similar responsibilities at comparable companies. Salaries were established based on competitive market data, internal equity considerations, as well as the individual’s position, scope of responsibility, and experience level.

On September 18, 2006, we entered into employment agreements with Messrs. Tunney, Saville, and Merrick, and we entered into an amended and restated employment agreement with Mr. McDonnell. We do not have an employment agreement with Mr. Marcotte. The committee believes these agreements are necessary to secure each executive’s services to the company for several years. In general, the agreements provide for the compensation of each executive, as discussed above, payments to each executive upon various termination scenarios and contain certain restrictive covenants on competition and solicitation of our employees and clients.

Pursuant to these agreements, each executive will receive compensation for termination due to death or disability, termination by us other than for cause, termination by the executive for good reason or termination upon a change in control. See “Employment Agreements” and “Potential Payments upon Termination or Change in Control” for additional information regarding the material terms of these agreements.

Annual Bonuses

We pay annual bonuses to reward corporate and individual achievements for the prior fiscal year. Historically, annual bonuses have been based on the compensation committee’s discretionary assessment of the Company’s and the NEO’s performance, with input from the chief executive officer for NEOs other than himself. For 2006, NEOs were eligible for bonuses, ranging from 0% to 200% of their base salary. Performance achievements which were considered in the determination of bonuses for fiscal 2006 include company performance, based upon a comparison of actual performance to budgeted performance, and the personal performance of each individual. The performance goals used for determining the bonuses for certain of the NEOs fell into two general categories:

•	Corporate Governance. Weighted 0-25%, corporate governance includes communications with the board of directors, business ethics, internal controls and management team development.

•

Financial Performance of the Company. Weighted 0-175%, financial performance of the company which consists of earnings per share, distributable net operating income per share, return on average equity, net income and distributable net operating income plus net realized gains per share on a cumulative basis for multiple years as compared to the budgeted amounts for the relevant periods.

Long Term Incentive Compensation

We believe that the particular characteristics of our business, our dependence on key personnel to conduct our business effectively and the highly competitive environment in which we operate require the use of equity-based compensation for our personnel. We strongly believe that the most appropriate form of equity-based compensation that we can offer is restricted stock. Relative to other forms of equity-based compensation, we believe restricted stock allows us to: (1) develop superior alignment in business plan, shareholder interests and employee interests; (2) manage dilution associated with equity-based compensation; and (3) match the return expectations of the business more closely with our equity-based compensation plan.

We believe restricted stock motivates behavior that is more consistent with the type of return expectations that we have established for our stockholders. Our strategy is to originate high quality, long-term assets and to support the risk management activity of our portfolio companies over a long period of time. To this end, restricted stock places more value on the quality of originated assets over the quantity of originated assets, and thus we believe, restricted stock is the compensation tool that best allows us to align employee interests with stockholder interests. Shares of restricted stock that are subject to forfeiture provisions will allow us to set objectives and provide meaningful rewards over time to employees who effectuate the targeted outcome of income and principal stability.

2006 Employee Restricted Stock Plan.    We provide long-term incentive compensation to our NEOs through the 2006 Employee Restricted Stock Plan, which we refer to as the 2006 employee plan. Shareholders approved the 2006 employee plan at our June 12, 2006 annual shareholders meeting, and on April 4, 2006, the SEC granted us an order authorizing the issuance of restricted stock to our employees. Awards under the 2006 employee plan will comply with all aspects of the order, including the following:

•	No one person may be granted awards relating to more than 25% of the shares available;

•	In any fiscal year, no person may be granted awards related to more than 500,000 shares of our common stock; and

•

The total number of shares that may be outstanding as restricted shares under all of our compensation plans may not exceed 10% of the total number of our shares of common stock authorized and outstanding at any time.

The restricted stock is subject to restrictions on transferability and other restrictions as required by the compensation committee from time to time. Except to the extent restricted under the terms of the 2006 employee plan, a participant granted an award will have all the rights of any other stockholder, including the right to vote the restricted stock and the right to receive dividends during the restriction period. During the restriction period prior to the lapse of applicable forfeiture provisions, the restricted stock generally may not be sold, transferred, pledged, hypothecated, margined, or otherwise encumbered by the participant. Except as the board of directors or the compensation committee otherwise determines, if we terminate a 2006 employee plan participant’s employment during the restriction period, he or she will forfeit any restricted stock for which forfeiture provisions had not yet lapsed as of the date terminated.

The board of directors may modify, revise or terminate the 2006 employee plan at any time and from time to time, subject to the terms of (a) the SEC’s order, (b) our certificate of incorporation and bylaws, and (c) applicable law. The board of directors will seek stockholder approval of any action modifying a provision of the 2006 employee plan when it determines that such stockholder approval is appropriate under the provisions of applicable law, our certificate of incorporation or bylaws, or the order. The 2006 employee plan will terminate when all shares of our common stock reserved for issuance thereunder have been issued and the forfeiture provisions on all restricted stock awards have lapsed, or by action of the board of directors.

Initial Grants.    We made grants of restricted stock to our NEOs on November 21, 2006. The awards to Messrs. Tunney, Saville, and Merrick were meant to be front-loaded, multi-year grants and are intentionally larger than normal annual grants. These grants were made to provide executives with strong incentives to create shareholder value over a multi-year period. Without such grants, the executives would have little to no alignment of interests with stockholders, given that the last time equity compensation was granted was in 2001. Because Messrs. McDonnell and Marcotte had not previously been given grants of restricted stock, their grants each included some amounts for which forfeiture provisions lapsed during 2006.

Future Annual Grants.    NEOS are eligible to receive annual grants of restricted shares, based on the compensation committee’s assessment of company and individual performance. The compensation committee expects the size of these annual grants to be significantly smaller than the initial grants.

2001 Restricted Stock Awards.    In 2001, we terminated our stock option plan and the option grants made thereunder. In connection with the termination of our stock option plan in 2001, we issued 1,539,851 shares of restricted common stock, of which 1,436,953 are no longer subject to forfeiture provisions, 47,402 were forfeited and 55,496 are still subject to forfeiture provisions as of December 31, 2006. The aggregate fair market value of the outstanding shares subject to forfeiture provisions was approximately $1,127,679 as of December 31, 2006. With respect to the 55,496 shares, 47,556 are shares granted to NEOs. The forfeiture provisions on these 47,556 lapsed as to 15,852 on January 1, 2007, and forfeiture provisions will lapse as to 7,926 shares per quarter from April 1, 2007 through January 1, 2008.

Benefit Plans and Programs

NEOs participate in the same benefit plans and programs as other employees, including comprehensive medical insurance, comprehensive dental insurance, group term life insurance, business travel accident insurance, dependent term life insurance, short term disability coverage, long term disability insurance, flexible spending reimbursement accounts, vision care and an Employee Assistance Program. In addition, Messrs. Tunney and Saville have additional life insurance paid for by us which is included in the Summary Compensation Table.

We maintain a 401(k) plan through which we make non-discretionary matching contributions of up to 3% to each participant’s plan account on the participant’s behalf, which represents a 50% match of the employees contributions, up to a 6% contribution level, of each participant’s eligible compensation for the year, up to a maximum compensation of $220,000. Contributions vest annually on a straight line basis over the employee’s first five years of employment. Our board of directors may also, at its sole discretion, make additional contributions to our employees’ 401(k) plan accounts, which vest on the same basis as other employer contributions.

We also maintain a non-qualified deferred compensation plan, which allows eligible employees to defer payment of up to 50% of base salary and up to 100% of cash bonus into an interest-bearing account. Interest is compounded quarterly at our cost of funds rate plus 200 basis points. No employer contributions are provided.

Perquisites

We provide no other special benefits, perquisites, or retirement benefits to our NEOs. We do not believe that additional special benefits and perquisites are necessary or appropriate because they do not effectively reinforce a pay-for-performance orientation.

Establishing Compensation Levels

Role of the Compensation Committee and Management.

As set forth in the compensation committee’s charter, its primary responsibility is to evaluate the compensation of our executive officers and assure that they are compensated effectively and in a manner consistent with our stated compensation objectives. The compensation committee also periodically reviews our corporate goals and objectives relevant to executive compensation, our executive compensation structure to ensure that it is designed to achieve the objectives of rewarding the company’s executive officers appropriately for their contributions to corporate growth and profitability and our other goals and objectives. At least annually, the compensation committee evaluates the compensation of our executive officers and determines the amounts and individual elements of total compensation for executive officers consistent with our corporate goals and objectives and communicates to shareholders the factors and criteria on which the executive officers’ compensation is based, including the relationship of our performance to the executive officers’ compensation. With respect to the compensation of our executive officers other than the chief executive officer, the committee works with the chief executive officer to conduct these reviews. The committee also periodically evaluates the terms and administration of our annual and long-term incentive plans, including equity compensation plans, to ensure that they are structured and administered in a manner consistent with our goals and objectives as to participation in such plans, target annual incentive awards, corporate financial goals, actual awards paid to executive officers, and total funds reserved for payment under the compensation plans.

During 2006, the compensation committee conducted a comprehensive review of executive compensation programs in order to determine the appropriate level of compensation for our NEOs. In the spring of 2006, the compensation committee engaged an independent executive compensation consulting firm, Frederic W. Cook & Co., or Cook & Co., to act as its independent advisor in reviewing our existing executive compensation practices and developing a framework and specific recommendations for an appropriate compensation program going forward.

Cook & Co. reviewed our current executive compensation programs, including recent compensation and business history, compensation plans and employment agreements. They also conducted one-on-one interviews with key members of the senior management team to develop an understanding of overall business strategy, competitive considerations, and how pay systems should be aligned to support business objectives.

Assessment of Market Data

To assess the competitiveness of our executive compensation levels, the committee worked with Cook & Co. to develop a comparative group of 15 publicly-traded companies and performed comprehensive analyses of competitive performance and compensation levels. The comparative group included three other BDCs, ten real estate investment trusts, or REITs, with a significant focus on commercial mortgage finance, and two other specialty finance companies. Mortgage REITs were included because they are a form of specialty finance company, and they have similar distribution requirements to BDCs, which impact their pay models, particularly with regard to equity compensation.

At the time the analysis was conducted, we ranked above the median of the comparative group in market capitalization, at median in net income, and in the lower quartile in assets, sales, and number of employees. In terms of one-year performance measures, the company ranked below median in sales growth and return on average equity, above median in diluted EPS growth and total shareholder return, and at the 75th percentile in net income growth. Although each of the comparative companies are not exactly comparable in size, scope and operations, the compensation committee believes that they were the most relevant comparative companies available with disclosed executive compensation data, and they provide a good representation of competitive compensation levels for our executives. In general, our program was more team-based, with less difference between the chief executive officer’s pay and the pay of other executives, than the competitive market data. From this process the committee received a comprehensive report that summarized Cook & Co.’s review, the competitive comparisons, and presented preliminary recommendations for changes to the current program for the members of the senior management team. During several meetings, the committee reviewed Cook & Co.’s recommendations with them, discussed potential changes, negotiated compensation target levels with the NEOs, and arrived at a program that the committee believes to be appropriate, fair, and competitive, with a focus more on aggregate competitiveness, affordability, and internal equity considerations, rather than on individual external market competitiveness.

Assessment of Company Performance

Alignment of a company’s business plans, its shareholders expectations and its employee compensation is an essential component of long term business success. Long term business success is in the interest of our stockholders and employees. We typically make four to seven year investments in privately held businesses. Our business plan involves taking on investment risk over an extended period of time and a premium is placed on our ability to maintain stability of net asset values and continuity of earnings to pass through to stockholders in the form of a recurring dividend. Our strategy is to generate income and capital gains from our portfolio of investments in the debt and equity securities of our customers. This income supports the payment of a quarterly dividend to our shareholders equal to or greater than 98% of our taxable income. We have elected to be regulated as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code, or IRC, and are required to pay out 90% of our annual taxable income to maintain our tax advantaged status. Therefore, a key element of our return to stockholders is in the form of current income through the payment of dividends. This recurring payout requires a methodical asset acquisition approach and active monitoring and management of our investment portfolio over time. A meaningful part of our employee base is dedicated to the maintenance of asset values and expansion of this recurring revenue to support and grow dividends.

Compensation Determination

The compensation committee analyzed the competitiveness of the previously described components of compensation individually, as well as in total. The comparative analysis conducted in 2006 indicated that in aggregate, our base salaries plus target bonuses resulted in total annual cash compensation slightly above the market median. We believe this is due in part to the fact that our program was more team-based, with less difference between the chief executive officer’s pay and the pay of other executives, than the competitive market data. As with base salaries, the compensation committee chose to focus more on aggregate competitiveness, affordability, and internal equity considerations in establishing bonus targets, rather than on individual external market competitiveness.

Determination of Bonus

Bonuses for 2006 were paid in March of 2007 and were typically determined as a percentage of each employee’s salary, based on individual performance, company performance and each employee’s level within the company. Annual bonuses paid for performance in 2006 are disclosed in the bonus column of the Summary Compensation Table. Certain of our NEOs’ bonuses were determined pursuant to the terms of their written agreements with us. The bonuses earned during 2006 by Messrs. Tunney, Saville and Merrick were determined based on the performance goals adopted by the committee discussed above, including goals for performance of the company. Because of the performance-based element of their bonuses, Messrs. Tunney, Saville and Merrick’s bonuses are listed as non-equity incentive plan compensation. Pursuant to his employment agreement, Mr. McDonnell was guaranteed a minimum annual bonus of $350,000, for the fiscal year ended December 31, 2006.

Determination of Restricted Stock Awards

With respect to the restricted stock awards, we compared the resulting total direct compensation for the NEOs, when the initial awards were annualized over a multi-year period, to the competitive market. To do this, we projected forward for four years (2006-2009), assuming some level of additional annual grants in each of 2007 through 2009. On an average annualized basis, the total direct compensation for the top five executives fell between the median and 75th percentile of the competitive market data collected in 2006.

We conducted additional analyses of the program as follows:

•	We analyzed estimates of the compensation expense resulting from our compensation actions to determine affordability, in particular the stock-based compensation expense under FAS123(R)

•	We analyzed the number of shares that would be consumed from our equity incentive plan as a result of these compensation actions

•

We examined historical and prospective total compensation and benefits expense as a percentage of revenue and total assets, and compared this to our estimate of the same ratios for our direct peers, where such information was available

We made grants of restricted stock to Messrs. Tunney, Saville, and Merrick on November 21, 2006. Forfeiture provisions will lapse with respect to 60% of the shares on a quarterly basis beginning on December 31, 2006 and ending on December 31, 2009, subject to the executive’s continued employment, which we refer to as the time-based shares, and with respect to 40% of the shares on an annual basis beginning February 28, 2007 and ending on February 28, 2010, subject to the executive’s continued employment and the achievement of performance milestones determined by the Board, which we refer to as the performance-based shares. The performance criteria adopted by the Board are the same corporate governance and financial performance goals adopted with respect to the bonus awards. Forfeiture provisions will lapse with respect to the percentage of performance-based shares equal to the percentage of the NEOs base salary paid to him as a bonus award, not to exceed 100% of the performance-based shares. Dividends are paid on a current basis in cash on the unvested time-based shares. Dividends accrue on the performance-based shares while such shares are forfeitable but still held by the executive; however, the executive will no longer be entitled to receive dividends on the performance-based shares if the performance-based forfeiture conditions are not met, unless the performance-based shares become non-forfeitable by action of our board or the compensation committee.

In addition, pursuant to his amended and restated employment agreement, we granted Mr. McDonnell 160,000 shares of restricted stock on November 21, 2006. Pursuant to Mr. McDonnell’s employment agreement, 60,000 of the shares of restricted stock became non-forfeitable on the date of grant. The remaining 100,000 shares of restricted stock become non-forfeitable in equal installments on September 1, 2007 and September 1, 2008, subject to Mr. McDonnell’s continued employment with us. Mr. McDonnell will be entitled to receive any cash dividends that are paid on the shares of restricted stock while such shares are forfeitable but still held by Mr. McDonnell. On November 21, 2006, we granted 23,000 shares of restricted stock to Mr. Marcotte. The forfeiture provisions on these 23,000 shares of restricted stock lapsed on the date of grant.

Based on our analysis, internal discussion and negotiations, we believe the total compensation program for our NEOs appropriately balances cash and equity compensation and appropriately rewards short-term and long-term performance of the executive. Overall, we find the program reasonable, appropriate, and necessary.

Stock Ownership/Retention Guidelines

We do not have any stock ownership or stock retention guidelines for our employees, other than applicable legal and regulatory requirements.

Impact of Regulatory Requirements

Section 162(m).    The compensation committee has considered the anticipated tax treatment to the company regarding the compensation and benefits paid to executive officers under Section 162(m) of the IRC. Although we generally are not subject to corporate income taxes, because we have elected to be taxed as a RIC under Subchapter M of the IRC, Section 162(m) impacts the calculation of taxable income, 90% of which we are required to distribute through our dividend. Generally, however, we do not believe Section 162(m) deductibility has a significant impact on stockholder value. The compensation committee will try to preserve the deductibility of compensation, to the extent reasonably practical and to the extent consistent with its other compensation objectives, but in some cases may make incentive-based awards not exempt from these limits where such awards are appropriate and will not have a material impact on stockholder value.

Section 409A.    In 2006, we amended our non-qualified deferred compensation plan to protect participants from adverse tax consequences under Section 409A of the IRC, which governs non-qualified deferred compensation. In addition, when we entered into new or amended employment agreements with our executive officers, we incorporated the terms and conditions required by Section 409A, as reasonably determined by us and the executive. We also stipulated that no severance amount would be paid during the six-month period following an employee’s termination date if the board of directors or compensation committee determines, in its good faith judgment, that paying such amounts earlier would cause the executive to incur additional tax under Section 409A.

SEC Order and Limitations on Awards.    As previously discussed, the SEC granted us an exemptive order authorizing us to issue restricted stock to employees and directors through our 2006 employee plan and 2006 director plan. When they granted us the exemptive order, the SEC imposed certain limitations on awards under the plans, including:

•	An individual may not be granted more than 25% of the shares available.

•	The maximum number of shares that may be granted to an individual in a fiscal year is 500,000 shares.

•

The total number of shares outstanding as restricted shares under all compensation plans may not exceed 10% of total common shares outstanding. “Shares outstanding as restricted shares” includes all shares issued as grants of restricted stock including those shares for which forfeiture provisions have lapsed and the restricted shares granted in 2001.

Compensation Committee Report

April 4, 2007

The compensation committee determines the compensation for our executive officers based upon recommendations from management. The compensation committee administers our restricted stock arrangements with our officers and employees. The compensation committee currently consists of Ms. Kelly and Messrs. Bucher, Civera, Millner and O’Keefe, all of whom are considered independent under the rules promulgated by the Nasdaq Stock Market and are not “interested persons” of MCG Capital, as defined in Section 2(a)(19) of the Investment Company Act of 1940.

Based on the compensation committee’s deliberations, discussion with its outside independent consultants and discussions with management, the compensation committee recommends that the board of directors include the Compensation Discussion and Analysis in the company’s proxy statement for the 2007 annual meeting of stockholders for filing with the Securities and Exchange Commission.

Respectfully Submitted,

The compensation committee

Kenneth J. O’Keefe, Chair

Jeffrey M. Bucher

Edward S. Civera

Kim D. Kelly

Wallace B. Millner, III

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent specifically incorporated by reference therein.

Compensation Committee Interlocks and Insider Participation

All members of the compensation committee are independent directors and none of the members are present or past employees of the Company. No member of the compensation committee: (i) has had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act; or (ii) is an executive officer of another entity, at which one of our executive officers serves on the board of directors.

Summary Compensation Table

The following table sets forth compensation that we paid for the year ended December 31, 2006, to our principal executive officer, principal financial officer and each of the three highest paid executive officers of the Company, collectively the NEOs, in each capacity in which each NEO served. Certain of the NEOs served as both officers and directors.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
Steven F. Tunney, President and Chief Executive Officer	2006	$429,167	—	$2,196,450	$500,000	—	$11,660	(3)	$3,137,277

Michael R. McDonnell, Executive Vice President, Chief Operating Officer and Chief Financial Officer	2006	$382,292	$649,414	$2,603,200	—	—	$11,471	(3)(4)	$3,646,377

B. Hagen Saville, Executive Vice President, Business Development	2006	$389,583	—	$1,952,400	$425,000	$2,174	$11,101	(3)	$2,780,258

Robert J. Merrick, Executive Vice President and Chief Investment Officer	2006	$193,922	—	$732,150	$225,000	—	$12,757	(3)	$1,163,829

Robert L. Marcotte, Senior Vice President and Managing Director	2006	$279,492	$606,625	$374,210	—	—	$10,095	(3)	$1,270,422

Bryan J. Mitchell(5), former Chief Executive Officer	2006	$277,067	—	—	—	$3,261	$1,532,048	(3)(6)	$1,812,376

(1)	Each named executive officer’s bonus includes the officer’s entire bonus earned during 2006. The bonuses earned during 2006 by Messrs. Tunney, Saville and Merrick were determined based on the performance goals adopted by the compensation committee of our board of directors, including goals for performance of the Company. Because of the performance-based element of their bonuses, Messrs. Tunney, Saville and Merrick’s bonuses are listed as non-equity incentive plan compensation. Mr. McDonnell’s bonus was determined based on his employment agreement. Mr. Marcotte’s bonus was determined based on individual and Company performance as determined by the compensation committee of the board of directors. None of Messrs. Marcotte, McDonnell, Merrick, Mitchell or Saville deferred compensation under our deferred compensation plan in 2006. Mr. Tunney deferred $50,000 of his 2006 bonus.
(2)	The value of the restricted stock awards has been calculated in accordance with FAS 123R based on the closing price of our common stock as reported on the Nasdaq Global Select Market on the date of grant, which was $16.27 per share. The value of the stock awards reflected in the table above does not include the value of dividends paid on the stock awards. The value of the stock awards reflected in the table above represents 135,000 shares of restricted stock granted to Mr. Tunney, 160,000 shares of restricted stock granted to Mr. McDonnell, 120,000 shares of restricted stock granted to Mr. Saville, 45,000 shares of restricted stock granted to Mr. Merrick and 23,000 shares of restricted stock granted to Mr. Marcotte. The aggregate grant date fair value of restricted stock reflected in the table above does not include the value of 90,000 shares of restricted stock granted to Mr. Tunney, 80,000 shares of restricted stock granted to Mr. Saville and 30,000 shares of restricted stock granted to Mr. Merrick, all of which are subject to performance-based forfeiture provisions, because these shares were not considered granted under FAS 123R as of December 31, 2006 due to the fact that the performance criteria had not been adopted as of that date. See Note 9 to our Consolidated Financial Statements for the year ended December 31, 2006.
(3)	Included in “All Other Compensation” for each NEO is an employer matching contribution to the 401(k) Plan of $6,600, $2,250 per year in benefit compensation, which is paid to all employees, and life insurance premiums paid by MCG in the amount of $2,810, $1,140, $2,251, $3,907, $1,245 and $1,710, with respect to life insurance for the benefit of Messrs. Tunney, McDonnell, Saville, Merrick, Marcotte and Mitchell, respectively. In addition, Mr. Mitchell resigned from his position as chief executive officer and director on August 24, 2006.
(4)	Included in “All Other Compensation” for Mr. McDonnell is $1,481 paid to Mr. McDonnell for the payment of taxes.
(5)	Mr. Mitchell resigned from his position as chief executive officer and director on August 24, 2006.
(6)	Included in “All Other Compensation” for Mr. Mitchell is $1,522,808 payable to Mr. Mitchell pursuant to the severance agreement and release dated August 24, 2006. In addition, the forfeiture provisions lapsed on all of his 43,593 shares of restricted stock that were subject to forfeiture provisions on the date of Mr. Mitchell’s resignation.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Stock Awards; Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Threshold(1)		Target(2)		Maximum(3)
Steven F. Tunney	9/12/2006	—	$500,000	$1,000,000	—	(4)	—	(4)	—	(4)	135,000	$2,196,450
Michael R. McDonnell	9/12/2006	N/A	N/A	N/A	—		—		—		160,000	$2,603,200
B. Hagen Saville	9/12/2006	—	$425,000	$850,000	—	(5)	—	(5)	—	(5)	120,000	$1,952,400
Robert J. Merrick	9/12/2006	—	$225,000	$450,000	—	(6)	—	(6)	—	(6)	45,000	$732,150
Robert L. Marcotte	9/12/2006	N/A	N/A	N/A	—		—		—		23,000	$374,210
Bryan J. Mitchell	N/A	N/A	N/A	N/A	—		—		—		—	N/A

(1)	The threshold refers to the minimum amount payable for a certain level of performance under the plan.
(2)	Target refers to the amount payable if the specific performance targets are reached.
(3)	Maximum refers to the maximum payout possible under the 2006 employee plan.
(4)	Pursuant to the employment agreement between Mr. Tunney and MCG, dated September 18, 2006, Mr. Tunney was granted 90,000 shares of restricted stock subject to performance-based forfeiture provisions. In accordance with FAS 123R, the grant date for these shares is the date on which the performance criteria were agreed to, which was January 9, 2007. Therefore, for accounting purposes, these shares were not granted during 2006 and are not included in the table above. See Note 9 to our Consolidated Financial Statements for the year ended December 31, 2006.
(5)	Pursuant to the employment agreement between Mr. Saville and MCG, dated September 18, 2006, Mr. Saville was granted 80,000 shares of restricted stock subject to performance-based forfeiture provisions. In accordance with FAS 123R, the grant date for these shares is the date on which the performance criteria were agreed to, which was January 9, 2007. Therefore, for accounting purposes, these shares were not granted during 2006 and are not included in the table above. See Note 9 to our Consolidated Financial Statements for the year ended December 31, 2006.
(6)	Pursuant to the employment agreement between Mr. Merrick and MCG, dated September 18, 2006, Mr. Merrick was granted 30,000 shares of restricted stock subject to performance-based forfeiture provisions. In accordance with FAS 123R, the grant date for these shares is the date on which the performance criteria were agreed to, which was January 9, 2007. Therefore, for accounting purposes, these shares were not granted during 2006 and are not included in the table above. See Note 9 to our Consolidated Financial Statements for the year ended December 31, 2006.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2006, with respect to compensation plans under which the Company’s equity securities are authorized for issuance:

Plan Category	Number of Securities to be issued upon exercise of outstanding options (1)	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	667,417	N/A	2,892,000
Equity compensation plans not approved by stockholders	—	—	—

Total	667,417		2,892,000

(1)	Includes restricted stock granted in connection with the termination of our stock option plan in 2001 and restricted stock awards pursuant to the 2006 Employee Restricted Stock Plan and the 2006 Non-Employee Director Restricted Stock Plan for which forfeiture provisions had not lapsed as of December 31, 2006. Holders of these restricted shares have all the rights of common stockholders in connection with these shares of restricted stock, including the right to vote the shares and to receive dividends.

Employment Agreements

We entered into employment agreements with Steven F. Tunney, our president and chief executive officer, B. Hagen Saville, our executive vice president of business development and Robert J. Merrick, our executive vice president and chief investment officer, on September 18, 2006. We also entered into an amended and restated employment agreement with Michael R. McDonnell, our executive vice president, chief financial officer and chief operating officer on September 18, 2006. We have not entered into employment agreements with any of our other NEOs. The agreements of Messrs. Tunney, Saville and Merrick will continue in effect until February 28, 2010 and will automatically be extended for successive one-year periods unless either we or the executive give notice of non-extension to the other no later than sixty days prior to the expiration of the then-applicable term. Mr. McDonnell’s employment agreement will continue in effect until September 1, 2008. However, in the event that we experience a change in control during the last year of the agreement,

Mr. McDonnell’s employment agreement will not expire for a period of 12 months after the occurrence of the change in control, so long as Mr. McDonnell agrees to such extension or so long as the Company causes all of Mr. McDonnell’s shares of restricted stock that are still forfeitable to become non-forfeitable upon the change in control and Mr. McDonnell does not terminate his employment for good reason. The employment agreements will end earlier if the executive resigns, is disabled, dies or is terminated by us for any reason.

The employment agreements for Messrs. Tunney, Saville, McDonnell and Merrick provide for an annual base salary, as set forth below, as determined by our board or directors or our compensation committee in accordance with our policies. In addition, the executives have the opportunity to receive annual bonuses determined by our board of directors or our compensation committee. Mr. McDonnell’s employment agreement provides that his annual bonus must be a minimum of $350,000 for the year ended December 31, 2006. The employment agreements also provide for the opportunity to participate in employee benefits available to other employees of the Company and the reimbursement of out-of-pocket expenses.

Name	Base Salary	Bonus (as a range of Base Salary)	Restricted Stock Grant
Steven F. Tunney	$500,000	0% to 200% of Base Salary	225,000
B. Hagen Saville	$425,000	0% to 200% of Base Salary	200,000
Michael R. McDonnell	$400,000	30% to 100% of Base Salary	160,000
Robert J. Merrick	$225,000	0% to 200% of Base Salary	75,000

We granted Messrs. Tunney, Saville, McDonnell and Merrick shares of restricted stock pursuant to our 2006 employee plan. The agreements of Messrs. Tunney, Saville and Merrick provide that a portion of the grant of shares of restricted stock, which we refer to as time-based shares, become non-forfeitable on a quarterly basis, subject to the executive’s continued employment with us, beginning December 31, 2006 and ending on December 31, 2009, and a portion of the grant of shares of restricted stock, which we refer to as the performance-based shares, become non-forfeitable on an annual basis beginning on February 28, 2007 and ending on February 28, 2010, subject to the executive’s continued employment with us and the achievement of performance milestones determined by either our board or our compensation committee, after consultation with the executive. The executive is entitled to receive any cash dividends that are paid on all shares of restricted stock while such shares are forfeitable but still held by the executive; however, the executive will no longer be entitled to receive dividends on the performance-based shares if the performance-based forfeiture conditions are not met, unless the performance-based shares become non-forfeitable by action of our board or our compensation committee. In addition to the grant of restricted stock set forth in the agreements of Messrs. Tunney, Saville and Merrick, the executives will also have the opportunity to receive an annual grant of additional shares of our restricted stock subject to the approval and discretion of our board or our compensation committee.

Pursuant to Mr. McDonnell’s employment agreement, 60,000 of the shares of restricted stock granted to Mr. McDonnell became non-forfeitable on the date of grant. The remaining shares of restricted stock granted to Mr. McDonnell become non-forfeitable in equal installments on September 1, 2007 and September 1, 2008, subject to Mr. McDonnell’s continued employment with the Company. Mr. McDonnell is entitled to receive any cash dividends that are paid on the shares of restricted stock while such shares are forfeitable but still held by Mr. McDonnell. In addition to the grant of restricted stock set forth in Mr. McDonnell’s employment agreement, he will also have the opportunity to receive an annual grant of additional shares of our restricted stock subject to the approval and discretion of our board or our compensation committee.

The employment agreements for Messrs. Tunney, Saville and Merrick prohibit the executive, during his employment with us and for a period of two years after the executive’s termination of employment by us other than for cause or disability or by the executive for good reason, and for a period of one year after the executive’s termination of employment by us for cause, by the executive other than for good reason, or due to the executive’s disability, from soliciting any of our employees, clients and certain prospective clients. The employment agreements also prohibit the executive, during his employment with us and for a period of two years after the executive’s termination of employment by us other than for cause or disability, by the executive for good reason, and for a period of 90 days after the executive’s termination of employment by us for cause, by the executive other than for good reason or due to the executive’s disability, from engaging in any business or activity that competes with us. Pursuant to the employment agreements, we may extend the non-competition and non-solicitation periods on a monthly basis for up to two years following the date of the executive’s termination of employment by paying the executive a monthly payment equal to two times the executive’s base salary on the date of termination and two times the executive’s target annual bonus as of the date of termination, divided by twenty-four.

The employment agreement of Mr. McDonnell prohibits the executive from soliciting any of our employees, clients and certain prospective clients for the period beginning on September 1, 2004 and ending two years after the date of Mr. McDonnell’s termination of employment. The employment agreement also prohibits Mr. McDonnell from engaging in any business or activity that competes with us for the period beginning on September 1, 2004 and ending two years after the date of Mr. McDonnell’s termination of employment, provided that such prohibition shall not be applicable if termination of employment is due to the expiration of the term of Mr. McDonnell’s employment agreement.

The employment agreements also require that the executive protect our confidential information both during and after his employment with us. The Agreements of Messrs. Tunney, Saville and Merrick also prohibit the executive and us from disparaging each other both during and after his employment with us, and require the executive to provide assistance to us or our agents concerning any matter related to his employment during his employment with us and, upon our reasonable request, after his employment with us.

If the executive or his subsequent employer successfully challenges the enforceability of the non-compete and/or non-solicitation provisions of the employment agreement, then the severance amount and the severance period, including the severance benefit period will be reduced proportionately to the time period that such non-compete and non-solicitation restrictions actually remain in effect. If Messrs. Tunney, Saville or Merrick fails to comply with any of the covenants in the employment agreements, then we reserve the right to cease payment of certain severance benefits.

The employment agreements will incorporate the terms and conditions required by Section 409A of the IRC and Department of Treasury regulations as reasonably determined by us and the executive to the extent that we reasonably determine that any compensation or benefits under the executive’s employment agreement is subject to Section 409A.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the awards of restricted stock for which forfeiture provisions were outstanding at December 31, 2006:

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(1)		Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units of Other Rights That Have Not Vested
Steven F. Tunney	241,365	(3)	$4,904,537	N/A	N/A
Michael R. McDonnell	100,000	(4)	2,032,000	N/A	N/A
B. Hagen Saville	211,575	(5)	4,299,204	N/A	N/A
Robert J. Merrick	71,538	(6)	1,453,652	N/A	N/A
Robert L. Marcotte	—		—	N/A	N/A
Bryan J. Mitchell	—		—	N/A	N/A

(1)	No restricted stock awards have been transferred.
(2)	The market value of shares of stock that have not vested is determined based on the closing price of our common stock on the Nasdaq Global Select Market on December 29, 2006, which was $20.32. Upon our election to be regulated as a BDC in 2001, we terminated our stock option plan and the grants thereunder. In connection with the termination of our stock option plan in 2001, we issued 1,539,851 shares of restricted common stock, of which 1,436,953 are no longer subject to forfeiture provisions, 47,402 were forfeited and 55,496 are still subject to forfeiture provisions as of December 31, 2006. The aggregate fair market value of the outstanding shares subject to forfeiture provisions was approximately $1,127,679 as of December 31, 2006. These employees and directors have all the rights of common stockholders in connection with these shares of restricted stock, including the right to vote the shares and to receive dividends.

(3)	This includes 26,750 shares of restricted stock that were granted to Mr. Tunney in connection with the termination of our stock option plan in 2001, 124,615 shares of restricted stock that were granted pursuant to Mr. Tunney’s employment agreement that are subject to time-based forfeiture provisions and 90,000 shares of restricted stock that were granted pursuant to Mr. Tunney’s employment agreement that are subject to performance-based forfeiture provisions. The shares subject to performance-based forfeiture provisions are included in the table above because Mr. Tunney is the beneficial owner of such shares as of December 31, 2006. Mr. Tunney has all the rights of common stockholders in connection with these shares of restricted stock, including the right to vote the shares and to receive dividends.
(4)	This includes 100,000 shares of restricted stock that were granted pursuant to Mr. McDonnell’s amended and restated employment agreement that are subject to time-based forfeiture provisions. Mr. McDonnell has all the rights of common stockholders in connection with these shares of restricted stock, including the right to vote the shares and to receive dividends.
(5)	This includes 20,806 shares of restricted stock that were granted to Mr. Saville in connection with the termination of our stock option plan in 2001, 110,769 shares of restricted stock that were granted pursuant to Mr. Saville’s employment agreement that are subject to time-based forfeiture provisions and 80,000 shares of restricted stock that were granted pursuant to Mr. Saville’s employment agreement that are subject to performance-based forfeiture provisions. The shares subject to performance-based forfeiture provisions are included in the table above because Mr. Saville is the beneficial owner of such shares as of December 31, 2006. Mr. Saville has all the rights of common stockholders in connection with these shares of restricted stock, including the right to vote the shares and to receive dividends.
(6)	This includes 41,538 shares of restricted stock that were granted pursuant to Mr. Merrick’s employment agreement that are subject to time-based forfeiture provisions and 30,000 shares of restricted stock that were granted pursuant to Mr. Merrick’s employment agreement that are subject to performance-based forfeiture provisions. The shares subject to performance-based forfeiture provisions are included in the table above because Mr. Merrick is the beneficial owner of such shares as of December 31, 2006. Mr. Merrick has all the rights of common stockholders in connection with these shares of restricted stock, including the right to vote the shares and to receive dividends.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY		Registrant Contributions in Last FY	Aggregate Earnings in Last FY		Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Steven F. Tunney	$50,000	(1)	—	—		—	—
Michael R. McDonnell	—		—	—		—	—
B. Hagen Saville	—		—	$6,014	(2)	—	$69,090
Robert J. Merrick	—		—	—		—	—
Robert L. Marcotte	—		—	—		—	—
Bryan J. Mitchell	—		—	$9,020	(3)	—	$103,636

(1)	This amount is the amount of Mr. Tunney’s 2006 bonus, which was paid in 2007, that he has elected to defer. This money was not contributed to the plan until after December 31, 2006.
(2)	Includes $2,174 reported as compensation in the Summary Compensation Table. This amount represents the above-market earnings on compensation that is deferred, which is the portion of the interest that exceeds 120% of the applicable federal long-term rate, with compounding.
(3)	Includes $3,261 reported as compensation in the Summary Compensation Table. This amount represents the above-market earnings on compensation that is deferred, which is the portion of the interest that exceeds 120% of the applicable federal long-term rate, with compounding.

During 2000, we created a deferred compensation plan for key executives that allows eligible employees to defer a portion of their salary and bonus to an unfunded deferred compensation plan that we manage. Our managing directors and executive officers are eligible to participate in the plan. Contributions to the plan earn interest at a rate of 2% over our internal cost of funds rate, as defined by the plan. The plan became effective on October 1, 2000.

Severance and Change in Control Arrangements

We entered into employment agreements with Steven F. Tunney, our President and Chief Executive Officer, B. Hagen Saville, our Executive Vice President of Business Development and Robert J. Merrick, our Executive Vice President and Chief Investment Officer, on September 18, 2006 (the “Agreements”). We also entered into an amended and restated employment agreement with Michael R. McDonnell, our Executive Vice President, Chief Financial Officer and Chief Operating Officer on September 18, 2006. Pursuant to the agreements, if any of Messrs. Tunney, Saville or Merrick is terminated by us for cause or by the executive other than for good reason, the executive would be entitled to receive all amounts of accrued compensation under his employment agreement but unpaid as of the termination date, including base salary, bonuses or incentive compensation for the previous fiscal year, vacation pay, and reimbursable expenses. “Good reason” is defined as the occurrence of any of the following events or conditions: (i) a change in the executive’s status, title or position with us or the assignment to the executive of any material duties or responsibilities that are substantially inconsistent with such status, title or position; (ii) a substantial change in the executive’s responsibilities with us; (iii) any failure to pay the executive his base salary or a reduction in the executive’s base salary from the base salary in effect in the prior year (unless such reduction is conducted in accordance with the employment agreements of Messrs. Tunney, Saville or Merrick); (iv) our requiring the executive to be based at any place outside a 50-mile radius from the office in which the executive is currently employed, except for reasonably required travel on business; (v) a material breach by us of the executive’s employment agreement; (vi) a change in control; (vii) the executive not being re-elected as a member of our board of directors upon expiration of his term of service as a director, if applicable; and (viii) our giving notice to the executive of non-extension of his employment agreement.

If any of Messrs. Tunney, Saville or Merrick is terminated by us due to disability or death, then the executive would be entitled to receive his accrued compensation and an amount equal to the annual bonus the executive would have been entitled to receive for the fiscal year in which the executive’s termination occurs, pro-rated and calculated at the target amount. That portion of the executive’s time-based shares that was scheduled to become non-forfeitable through January 1 of the calendar year following the calendar year in which the executive’s termination date occurs would immediately become non-forfeitable upon the executive’s termination. In addition, any other grants of restricted stock to the executive that become non-forfeitable solely based on executive’s continued employment with us, which we refer to as additional time-based shares, and that were scheduled to become non-forfeitable through January 1 of the calendar year following the calendar year in which the executive’s termination date occurs, would immediately and fully become non-forfeitable upon the executive’s termination; we refer to these restricted stock grants as additional time-based shares.

If the employment of any of Messrs. Tunney, Saville or Merrick is terminated by us other than for cause, death or disability or by the executive for good reason, then the executive would be entitled to receive all of his accrued compensation, severance pay equal to two times his then-current base salary and two times his target annual bonus (as defined in his employment agreement), full and immediate lapsing of forfeiture restrictions on the executive’s time-based shares and additional time-based shares, and continued health coverage for the executive and any eligible dependents for a maximum of 24 months from his date of termination.

If Mr. McDonnell’s employment is terminated by us for cause or by Mr. McDonnell other than for good reason, then he would be entitled to receive all amounts of compensation accrued under his employment agreement but unpaid as of the termination date, including base salary, bonuses or incentive compensation for the previous fiscal year, vacation pay, reimbursable expenses, and any previous compensation that he previously deferred. In addition, Mr. McDonnell would forfeit any shares of restricted stock as to which the forfeiture restrictions have not lapsed. “Good reason” is defined as the occurrence of any of the following events or conditions: (i) a change in Mr. McDonnell’s status, title or position with us that represents an adverse change, the assignment to Mr. McDonnell of any material duties or responsibilities that are inconsistent with such status, title or position, or any removal of Mr. McDonnell from or failure to reappoint him to any of such positions (or positions of substantially similar status, title or responsibility except if Mr. McDonnell’s employment is terminated for cause, disability, or death, or if Mr. McDonnell resigns other than for good reason); (ii) a reduction in Mr. McDonnell’s base salary (unless such reduction is conducted in accordance with Mr. McDonnell’s employment agreement); (iii) our requiring Mr. McDonnell to be based at any place outside a 50-mile radius from our Arlington, VA office, except for reasonably required travel on business; (iv) our failure to continue in effect any material compensation or benefit plan or to provide Mr. McDonnell with compensation and benefits at least equal to those provided for under each employee benefit plan, program and practice (unless such failure to continue or failure to provide applies equally to similarly-situated executives of the Company) ; and (v) a material breach by us of Mr. McDonnell’s employment agreement.

If Mr. McDonnell’s employment terminates due to death or disability, then Mr. McDonnell would be entitled to receive his accrued compensation and an amount equal to the annual bonus Mr. McDonnell would have been entitled to receive for the fiscal year in which his termination of employment occurs, pro-rated and calculated at target. In addition, in order to determine whether certain forfeiture restrictions lapse on Mr. McDonnell’s shares of restricted stock, Mr. McDonnell would be deemed to remain an executive for a period of time after his termination of employment, provided that, at the end of such period, Mr. McDonnell would forfeit any shares of restricted stock as to which the forfeiture restrictions have not lapsed.

If Mr. McDonnell terminates his employment for good reason, or if we terminate his employment other than for cause, death or disability, all of Mr. McDonnell’s shares of restricted stock would become non-forfeitable as of his termination date, and Mr. McDonnell would be entitled to receive, in 24 equal monthly installments, two times the sum of: (i) the highest annual base salary that he received in either the year of his termination of employment or in the three years prior to the year of his termination of employment; and (ii) his average annual bonus for the three years prior to the year of his termination of employment. In addition, Mr. McDonnell would be entitled to receive his accrued compensation and an amount equal to the annual bonus Mr. McDonnell would have been entitled to receive for the fiscal year in which his termination of employment occurs, pro-rated and calculated using the greater of either our actual performance during the fiscal year or our minimum performance targets previously approved by our board or our compensation committee. Mr. McDonnell would be entitled to receive benefits under any group health, disability, and life insurance plans for two years after termination. If Mr. McDonnell’s employment agreement remains in effect after the change in control, and if Mr. McDonnell then terminates his employment for good reason or if we then terminate Mr. McDonnell’s employment other than for cause, death, or disability, Mr. McDonnell may base his severance payments on (i) his base salary immediately prior to the change in control, if greater than his base salary in either the year of his termination of employment or in the three years prior to the year of his termination of employment, and (ii) the group health, disability, and life insurance benefits at the time of the change in control, if greater than the group health, disability, and life insurance benefits upon his termination of employment.

Change in Control Arrangements

In the event that we experience a change of control, Messrs. Tunney, Saville and Merrick would be entitled to full and immediate lapsing of forfeiture provisions of all of the executive’s restricted stock, including all time-based shares and performance-based shares, and all of the executive’s additional time-based shares. In addition, if within 12 months after a change in control, Mr. Tunney or Mr. Saville is terminated by us other than for cause, death or disability or by the executive for good reason, then the executive will be entitled to receive an amount equal to his then-current base salary, which is in addition to any other severance that the executive is entitled to receive under his employment agreement.

If Mr. McDonnell does not enter into a new or an amended employment agreement upon a change in control, the term of the employment agreement will end, all of Mr. McDonnell’s shares of restricted stock will become non-forfeitable and Mr. McDonnell will be entitled to receive, in 24 equal monthly installments, two times the sum of: (i) the highest annual base salary that he received in either the year of his termination of employment or in the three years prior to the year of his termination of employment; and (ii) his average annual bonus for the three years prior to the year of his termination of employment. In addition, Mr. McDonnell would be entitled to receive his accrued compensation and an amount equal to the annual bonus Mr. McDonnell would have been entitled to receive for the fiscal year in which his termination of employment occurs, pro-rated and calculated using the greater of either the actual performance of the Company during the fiscal year or the minimum performance targets of the Company previously approved by our board or our compensation committee. Mr. McDonnell would be entitled to receive benefits under any group health, disability, and life insurance plans for two years after the ending of the term of his employment agreement. However, if the change in control occurs during the last year of the agreement, the employment agreement will not expire for a period of 12 months after the occurrence of the change in control, so long as Mr. McDonnell agrees to such extension or so long as the Company causes all of Mr. McDonnell’s shares of restricted stock that are still forfeitable to become non-forfeitable upon the change in control and Mr. McDonnell does not terminate his employment for good reason. In such case, Mr. McDonnell would not be entitled to any further payments or benefits under these provisions.

If Messrs. Tunney, Saville, McDonnell and Merrick receive payments in the event of a change in control and such payments become subject to excise tax under Section 4999 of the IRC, then the executive’s employment agreement provides that the executive either will be entitled to receive a payment in an amount equal to the excise tax imposed upon the payments, excepting any excise tax imposed on such additional payment, or will permit us to reduce the payments that he receives to avoid the imposition of such excise tax, if certain conditions are satisfied.

Potential Payments upon Termination or Change in Control

The following tables outline our estimate of potential payments due to the executives upon various termination scenarios, including termination by the employee for good reason, termination by the Company without cause, termination due to death or disability and termination upon a change in control for each NEO with whom we have a written agreement. Voluntary resignation and termination for cause scenarios are not included because executives would not be entitled to anything other than accrued but unpaid compensation. These tables assume a termination date of December 29, 2006, the last business day of the fiscal year ended December 31, 2006, and a share price of $20.32, the closing price of our common stock on the Nasdaq Global Select Market on December 29, 2006.

Steven F. Tunney

	Termination Scenarios
	By Employee For Good Reason or By Company Without Cause	Death or Disability	Change in Control
Cash payments	$2,000,000	$500,000	$2,500,000
Accelerated Equity Awards	$3,075,737	$181,193	$4,904,537
Continued Benefits	$11,353	—	$11,353
Tax Gross-Ups	—	—	—
Total	$5,087,090	$681,193	$7,415,890

B. Hagen Saville

	Termination Scenarios
	By Employee For Good Reason or By Company Without Cause	Death or Disability	Change in Control
Cash payments	$1,700,000	$425,000	$2,125,000
Accelerated Equity Awards	$2,673,604	$140,940	$4,299,204
Continued Benefits	$11,353	—	$11,353
Tax Gross-Ups	—	—	—
Total	$4,384,957	$565,940	$6,435,557

Michael R. McDonnell

	Termination Scenarios
	By Employee For Good Reason or By Company Without Cause	Death or Disability	Change in Control
Cash payments	$2,019,069	$350,000	$2,019,069
Accelerated Equity Awards	$2,032,000	$1,016,000	$2,032,000
Continued Benefits	$13,531	—	$13,531
Tax Gross-Ups	—	—	—
Total	$4,064,600	$1,366,000	$4,064,600

Robert J. Merrick

	Termination Scenarios
	By Employee For Good Reason or By Company Without Cause	Death or Disability	Change in Control
Cash payments	$900,000	$225,000	$900,000
Accelerated Equity Awards	$844,052	—	$1,453,652
Continued Benefits	$584	—	$584
Tax Gross-Ups	—	—	$177,555
Total	$1,744,636	$225,000	$2,531,791

2006 Severance and Release Agreement

On August 24, 2006, we entered into a severance agreement and release with Bryan J. Mitchell, relating to his resignation as of August 24, 2006 as our chief executive officer and as a member of our board of directors. In addition, Mr. Mitchell resigned from all of his board positions at our subsidiaries and portfolio companies.

Under his severance agreement, Mr. Mitchell agreed to comply with: (i) confidentiality restrictions for an indefinite period of time; (ii) non-competition restrictions for a period of six months after the date of his resignation; (iii) non-solicitation restrictions for a period of eighteen months after the date of his resignation; (iv) mutual non-disparagement restrictions for a period of eighteen months after the date of his resignation; and (v) restrictions on acquisition of MCG Capital and actions to initiate sale of MCG Capital for a period of eighteen months after the date of his resignation. Under his severance agreement, Mr. Mitchell further agreed: (i) to provide for an indefinite period of time whatever assistance is required by us or our agents concerning any matter related to his employment at our reasonable request and cost, and (ii) to pay to us any amounts that

Mr. Mitchell may be required to pay and/or reimburse as a result of the review by the independent committee of our board of directors up to a maximum of $60,000, within ten business days of receiving notice that such amounts are due. Under his severance agreement, we and Mr. Mitchell also generally agreed: (i) to release each other from any and all claims; and (ii) to not sue with respect to any matters that occurred up to and including the date of his severance agreement.

In consideration for Mr. Mitchell’s agreement to and continued compliance with the terms of his severance agreement, as described in the paragraph above, his severance agreement provides Mr. Mitchell with the following benefits: (1) an aggregate amount of $1,500,000, with $750,000 plus interest accrued on $750,000 payable on the date six months plus one day following the date of his resignation using an annual interest rate of 6% for purposes of the interest calculation, and $250,000 payable on the nine, twelve and eighteen month anniversary of the date of his resignation, (2) continued coverage, at our expense, under our group health and disability benefit plans, beginning on the date of his resignation and ending eighteen months after the date of his resignation, unless Mr. Mitchell becomes eligible for similar health and disability benefits under any other plan on an earlier date; (3) continued participation in our group life insurance plan at our expense for up to eighteen months, unless Mr. Mitchell becomes eligible for life insurance benefits under any other plan or program on an earlier date; and (4) lapsing of all forfeiture provisions on all shares of restricted stock that were subject to forfeiture provisions on the date of his resignation, with Mr. Mitchell paying any necessary withholding taxes incurred as a result of such lapsing.

Should Mr. Mitchell or his successor employer successfully challenge the enforceability of either his non-competition covenant or his non-solicitation covenant, we reserve the right to reduce payments of certain benefits listed above to reflect the actual time period that such covenants remain in effect. Should Mr. Mitchell fail to comply with his cooperation covenant or other provisions of his severance agreement, we reserve the right to cease payment of certain benefits listed above.

Mr. Mitchell’s severance agreement supersedes the amended and restated employment agreement by and between us and Mr. Mitchell, dated as of November 3, 2002, except with respect to certain post-termination obligations of Mr. Mitchell under his employment agreement, which have been incorporated as part of his severance agreement, as well as the amended and restated restricted stock agreement, by and between us and Mr. Mitchell, dated as of March 1, 2004.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 30, 2007, the beneficial ownership of each current director, each nominee for director, our NEOs, each person known to us to beneficially own more than 5% of the outstanding shares of our common stock, and our executive officers and directors as a group. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Ownership information for those persons who beneficially own 5% or more of our shares of common stock is based upon Schedule 13G filings by such persons with the SEC and other information obtained from such persons.

Unless otherwise indicated, we believe that each beneficial owner set forth in the table has sole voting and investment power and has the same address as the Company. Our address is 1100 Wilson Boulevard, Suite 3000, Arlington, Virginia 22209.

Name and Address of Beneficial Owner	Number of Shares Owned Beneficially	Percentage of Class(a)
U.S. Trust Corporation(b) 114 W. 47 Street New York, NY 10036	4,163,995	7.0%

Dimensional Fund Advisors LP(c) 1299 Ocean Avenue Santa Monica, CA 90401	3,806,826	6.4%

Interested Directors
Steven F. Tunney(d)(e)	573,095	*
B. Hagen Saville(f)(g)	494,668	*
Robert J. Merrick(h)	164,138	*

Independent Directors
Jeffrey M. Bucher(i)	11,000	*
Edward S. Civera(j)	2,500	*
Kim D. Kelly(k)	5,500	*
Wallace B. Millner, III(l)	85,464	*
Kenneth J. O’Keefe(m)	18,547	*

Named Executive Officers
Robert L. Marcotte	89,558	*
Michael R. McDonnell(n)	163,200	*

Executive officers and directors as a group	2,065,029	3.5%

*	Represents less than one percent.
(a)	Based on a total of 59,471,808 shares of our common stock issued and outstanding as of March 30, 2007.
(b)	According to their Schedule 13G dated February 14, 2007, U.S. Trust Corporation is a wholly-owned direct subsidiary of The Charles Schwab Corporation. Each entity files reports completely separate and independent from the other. Neither entity shares with the other any information and/or power with respect to either the voting and/or disposition of the securities reported by each.
(c)	According to their Schedule 13G dated February 1, 2007, Dimensional Fund Advisors LP, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities reported that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. However, all securities reported are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.
(d)	This includes 213,948 restricted shares that are subject to forfeiture restrictions.
(e)	Mr. Tunney has 286,538 shares pledged as collateral in a margin account.
(f)	This includes 187,339 restricted shares that are subject to forfeiture restrictions.
(g)	Mr. Saville has 155,007 shares pledged as collateral in a margin account.
(h)	This includes 66,738 restricted shares that are subject to forfeiture restrictions.

(i)	This includes 7,500 restricted shares that are subject to forfeiture restrictions.
(j)	These are all restricted shares that are subject to forfeiture restrictions.
(k)	This includes 2,500 restricted shares that are subject to forfeiture restrictions.
(l)	This includes 5,000 restricted shares that are subject to forfeiture restrictions.
(m)	This includes 7,500 restricted shares that are subject to forfeiture restrictions.
(n)	This includes 100,000 restricted shares that are subject to forfeiture restrictions.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Exchange Act, our directors and executive officers, and any persons holding 10% or more of our common stock, are required to report their beneficial ownership and any changes therein to the SEC and to us. Specific due dates for those reports have been established, and we are required to report herein any failure to file such reports by those due dates. Based on our review of Forms 3, 4 and 5 filed by such persons, we believe that during 2006 all Section 16(a) filing requirements applicable to such persons were met in a timely manner.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

In the ordinary course of business, we enter into transactions with portfolio companies that may be considered related party transactions. In order to ensure that we do not engage in any prohibited transactions with any persons affiliated with us, we have implemented a policy and procedures whereby our officers screen each of our transactions for any possible affiliations, close or remote, between the proposed portfolio investment, us, companies controlled by us and our employees and directors.

We will not enter into any agreements unless and until we are satisfied that no affiliations prohibited by the 1940 Act exist or, if such affiliations exist, we have taken appropriate actions to seek board review and approval or exemptive relief for such transaction. The board of directors reviews these procedures on an annual basis.

In addition, our code of business conduct and ethics, which is signed by all employees and directors, requires that all employees and directors avoid any conflict, or the appearance of a conflict, between an individual’s personal interests and the interests of the Company. Pursuant to the code of business conduct and ethics, each employee and director must disclose any conflicts of interest, or actions or relationships that might give rise to a conflict, to the corporate secretary. In the event that the corporate secretary is involved in the action or relationship giving rise to the conflict of interest, the individual is directed to disclose the conflict to another member of our senior management team. The nominating and corporate governance committee is charged with monitoring and making recommendations to the board of directors regarding policies and practices relating to corporate governance. Certain actions or relationships that might give rise to a conflict of interest are reviewed and approved by the board of directors.

Many of our executive officers delivered partially nonrecourse promissory notes to us, with an aggregate face value of $5.8 million, for the purchase of a portion of the restricted common stock issued in connection with the termination of our stock option plan and the grants thereunder. The notes were nonrecourse as to the principal amount but were recourse as to interest. Accordingly, the executive officers were personally liable for interest payments. Each loan was secured by all of the restricted common stock held by each executive officer. The notes bore interest at 4.13%, with interest payable annually during the term of the note, and all principal was due on May 28, 2006, subject to acceleration events. These loans were all paid in full during 2006.

PROPOSAL II: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The audit committee of the board of directors has selected the independent registered public accounting firm of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2007. This selection is subject to ratification or rejection by our stockholders. If the stockholders ratify the selection of Ernst & Young LLP as our independent auditors, Ernst & Young LLP also will serve as the independent auditors for all of our consolidated subsidiaries.

Ernst & Young LLP has advised us that neither the firm nor any present member or associate of it has any material financial interest, direct or indirect, in us or our subsidiaries. It is expected that a representative of Ernst & Young LLP will be present at the meeting and will have an opportunity to make a statement if he or she chooses and will be available to answer questions.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

We have paid or expect to pay the following fees to Ernst & Young LLP for work performed in 2006 and 2005 or attributable to the audit of our 2006 and 2005 financial statements:

	Fiscal Year Ended December 31, 2006	Fiscal Year Ended December 31, 2005
Audit Services	$967,385	$619,270
Audit Related Services	154,090	86,960
Tax Services	10,000	40,000
Other Services	—	—

TOTAL FEES:	$1,131,475	$746,230

Audit Services.    Audit fees include fees for services that normally would be provided by the accountant in connection with statutory and regulatory filings or engagements and that generally only the independent accountant can provide. In addition to fees for the audit of our annual financial statements, the audit of the effectiveness of our internal control over financial reporting and the review of our quarterly financial statements in accordance with generally accepted auditing standards, this category contains fees for comfort letters, statutory audits, consents, and assistance with and review of documents filed with the SEC.

Audit Related Services.    Audit related fees are assurance related services that traditionally are performed by the independent accountant, such as attest services that are not required by statute or regulation.

Tax Services.    Tax fees include corporate and subsidiary compliance and consulting.

Other Services.    Fees for other services would include fees for products and services other than the services reported above.

Audit Committee Report

February 14, 2007

The Audit Committee of the Board of Directors of MCG Capital Corporation (the “Audit Committee”) operates under a written charter adopted by the Board of Directors, which is available on our website at www.mcgcapital.com. The Audit Committee is currently comprised of Jeffrey M. Bucher, the Chair, Kim D. Kelly and Wallace B. Millner, III.

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and expressing an opinion on the conformity of those audited financial statements in accordance with accounting principles generally accepted in the United States. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee is also directly responsible for the appointment, compensation and oversight of the Company’s independent registered accounting firm.

Pre-Approval of Fees

The Audit Committee has established a pre-approval policy that describes the permitted audit, audit-related, tax, and other services to be provided by Ernst & Young LLP, the Company’s independent registered accounting firm. The policy requires that the Audit Committee pre-approve the audit and non-audit services performed by the independent registered accounting firm in order to assure that the provision of such service does not impair the firm’s independence.

Any requests for audit, audit-related, tax, and other services that have not received general pre-approval must be submitted to the Audit Committee for specific pre-approval, irrespective of the amount, and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings of the Audit Committee. However, the Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered accounting firm to management.

Review with Management

The Audit Committee has reviewed the audited financial statements and met and held discussions with management regarding the audited financial statements. Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States.

Review and Discussion with Independent Registered Accounting Firm

The Audit Committee has discussed with Ernst & Young LLP, the Company’s independent registered accounting firm, matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee received and reviewed the written disclosures and the letter from the independent registered accounting firm required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended by the Independence Standards Board, and has discussed with the registered public accounting firm its independence and the compatibility of non-audit services with the firm’s independence. The Audit Committee also reviewed the requirements and the Company’s implementation of Section 404 of the Sarbanes-Oxley Act of 2002 including the Public Company Accounting Oversight Board’s Auditing Standard No. 2 regarding the audit of internal controls over financial reporting.

Conclusion

Based on the Audit Committee’s discussion with management and the independent registered accounting firm, the Audit Committee’s review of the audited financial statements, the representations of management and the report of the independent registered accounting firm to the Audit Committee, the Audit Committee recommends that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission. The Audit Committee also appoints Ernst & Young LLP to serve as independent registered accounting firm for the year ended December 31, 2007, subject to ratification of such appointment by the stockholders of the Company.

Respectfully Submitted,

The Audit Committee

Jeffrey M. Bucher, Chair

Kim D. Kelly

Wallace B. Millner, III

Unless marked to the contrary, the shares represented by the enclosed proxy card will be voted for ratification of the appointment of Ernst & Young LLP as the independent auditors of the Company.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE TO RATIFY THE

SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF

ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE COMPANY.

OTHER BUSINESS

The board of directors knows of no other business to be presented for action at the meeting. If any matters do come before the meeting on which action can properly be taken, it is intended that the proxies shall vote in accordance with the judgment of the person or persons exercising the authority conferred by the proxy at the meeting. The submission of a proposal does not guarantee its inclusion in our proxy statement or presentation at the meeting unless certain securities law requirements are met.

SUBMISSION OF STOCKHOLDER PROPOSALS

We expect that the 2008 annual meeting of stockholders will be held in May 2008, but the exact date, time, and location of such meeting have yet to be determined. A stockholder who intends to present a proposal at that annual meeting must submit the proposal in writing to us at our address in Arlington, Virginia, and we must receive the proposal no later than December 7, 2007, in order for the proposal to be considered for inclusion in our proxy statement for that meeting. The submission of a proposal does not guarantee its inclusion in our proxy statement or presentation at the meeting.

For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year’s annual meeting, SEC rules permit management to vote proxies in its discretion if (a) we receive notice of the proposal before the close of business on February 8, 2008 and advise stockholders in next year’s proxy statement about the nature of the matter and how management intends to vote on such matter, or (b) we do not receive notice of the proposal prior to the close of business on February 8, 2008.

Notices of intention to present proposals at the 2008 annual meeting should be addressed to Samuel G. Rubenstein, our Executive Vice President, General Counsel and Corporate Secretary, MCG Capital Corporation, 1100 Wilson Boulevard, Suite 3000, Arlington, Virginia 22209. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

You are cordially invited to attend the annual meeting of stockholders in person. Whether or not you plan to attend the meeting, you are requested to complete, date, sign and promptly return the accompanying proxy card in the enclosed postage-paid envelope.

By order of the board of directors

Samuel G. Rubenstein

Corporate Secretary

Arlington, Virginia

April 5, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

MCG CAPITAL CORPORATION

FOR ANNUAL MEETING OF STOCKHOLDERS

May 9, 2007

The undersigned stockholder of MCG Capital Corporation (the “Company”) acknowledges receipt of the Notice of Annual Meeting of Stockholders of the Company and hereby appoints Steven F. Tunney, Michael R. McDonnell and Samuel G. Rubenstein, or any one of them, and each with full power of substitution, to act as attorneys and proxies for the undersigned to vote all the shares of common stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 9, 2007, at 2:00 p.m. Eastern Time at the Hyatt Arlington, 1325 Wilson Boulevard, Arlington, VA and at any adjournment thereof, as indicated on this proxy.

THIS PROXY IS REVOCABLE AND WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED BELOW; where no choice is specified, it will be voted FOR Proposals 1 and 2 and in the discretion of the proxies with respect to matters described in Proposal 3.

Please sign and date this proxy on the reverse side and return it in the enclosed envelope.

(CONTINUED ON REVERSE SIDE)

ANNUAL MEETING OF STOCKHOLDERS

MCG CAPITAL CORPORATION

MAY 9, 2007

VOTE BY INTERNET -- www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by MCG Capital Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE -- 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to MCG Capital Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

PLEASE DATE, SIGN AND MAIL YOUR

PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE!

Please Detach and Mail in the Envelope Provided

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 and 2

1. The election of the following three persons (except as marked to the contrary) as Directors who will serve as directors of MCG Capital Corporation until 2010, or until their successors are elected and qualified.	FOR ☐	WITHHOLD AUTHORITY ☐	FOR ALL EXCEPT ☐	Nominees: Steven F. Tunney Edward S. Civera Kim D. Kelly	2. The ratification of the selection of the independent registered public accounting firm of Ernst & Young LLP as independent auditors for MCG Capital Corporation for the fiscal year ending December 31, 2007.	FOR ☐	AGAINST ☐	ABSTAIN ☐
INSTRUCTIONS: To withhold authority to vote for any individual, mark, “For All Except” and write the nominee’s name(s) on the line below.

3. To vote upon such other business as may properly come before the meeting or any adjournment thereof.

IMPORTANT: Please sign exactly as your name appears on this proxy. For joint accounts, each joint owner should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If the signer is a corporation or partnership, please sign in full corporate or partnership name by a duly authorized officer or partner.

SIGNATURE	DATE	SIGNATURE	DATE

IF HELD JOINTLY